Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 11, 2020, with respect to the consolidated financial statements of Clover Health Investments, Corp. and subsidiaries included in this Registration Statement on Form S-4 and related Prospectus of Social Capital Hedosophia Holdings Corp. III for the registration of 441,048,460 shares of its common stock and 27,599,952 of its redeemable warrants.

/s/ Ernst & Young LLP

New York, New York

October 19, 2020